As filed with the Securities and Exchange Commission on December 14, 2009
Registration No. 333-30401

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PEROT SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	75-2230700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2300 West Plano Parkway
Plano, Texas 75075
(972) 577-0000
(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

1991 STOCK OPTION PLAN
RESTRICTED STOCK PLAN
1996 ADVISOR AND CONSULTANT STOCK OPTION/
RESTRICTED STOCK INCENTIVE PLAN
1996 NON-EMPLOYEE DIRECTOR STOCK OPTION/
RESTRICTED STOCK INCENTIVE PLAN
ADVISOR STOCK OPTION/RESTRICTED STOCK INCENTIVE PLAN
(Full Title of the Plans)

John E. Harper
Vice President and Chief Financial Officer
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
(972) 577-0000
(Name, Address and Telephone Number, including Area Code, of Agent for Service)
Copy to:
John Martin
Soren Lindstrom
Baker Botts L.L.P.
2100 Ross Avenue
Dallas, Texas 75201-2980
(214) 953-6500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”), filed by Perot Systems Corporation, a Delaware corporation (“Perot Systems”), removes from registration all shares of Perot Systems’ Class A Common Stock, par value $0.01 per share (the “Common Stock”), registered under the Registration Statement on Form S-8 (File No. 333-30401) initially filed by Perot Systems on June 30, 1997 (the “Registration Statement”) with the Securities and Exchange Commission, as amended by Post-Effective Amendment No. 1 filed on February 10, 2000, pertaining to the registration of 60,000,000 shares of Common Stock relating to Perot Systems’ 1991 Stock Option Plan, Restricted Stock Plan, 1996 Advisor and Consultant Stock Option/Restricted Stock Incentive Plan, 1996 Non-Employee Director Stock Option/Restricted Stock Incentive Plan and Advisor Stock Option/Restricted Stock Incentive Plan.
     On September 20, 2009, Perot Systems entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dell Inc., a Delaware corporation (“Dell”), and DII — Holdings Inc. (the “Purchaser”), a Delaware corporation and an indirect, wholly-owned subsidiary of Dell, providing for, among other things, the merger of the Purchaser with and into Perot Systems (the “Merger”), with Perot Systems continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Dell. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, the Purchaser commenced a tender offer (the “Offer”) to purchase all of the shares of Common Stock issued and outstanding (the “Shares”) for $30.00 per Share (the “Offer Price”) without interest thereon and less any applicable withholding or stock transfer taxes. The Offer commenced on October 2, 2009 and expired on November 2, 2009.
     On November 3, 2009, the Merger became effective as a result of the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. As a result of the Merger, each Share outstanding immediately prior to the Merger (other than Shares held in the treasury of or reserved for issuance by Perot Systems and Shares owned by Dell or the Purchaser, or direct or indirect wholly-owned subsidiaries of Dell or Perot Systems, all of which were cancelled and extinguished, and any Shares held by stockholders who validly exercise appraisal rights under Delaware law) was automatically converted into the right to receive the Offer Price without interest thereon and less any applicable withholding or stock transfer taxes.
     As a result of the Merger, Perot Systems has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing hereof, Perot Systems hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 14th day of December, 2009.

PEROT SYSTEMS CORPORATION
By:	/s/ John E. Harper
	Name:	John E. Harper
	Title:	Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons on December 14, 2009 in the capacities indicated.

SIGNATURE	TITLE

/s/ Peter A. Altabef Peter A. Altabef	President and Chief Executive Officer (Principal Executive Officer)

/s/ John E. Harper John E. Harper	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert J. Kelly Robert J. Kelly	Corporate Controller (Principal Accounting Officer)

/s/ Janet B. Wright	Director
Janet B. Wright